Exhibit 11

Micron Electronics, Inc.
Computation of Per Share Earnings
(Amounts in thousands except per share amounts)
(Unaudited)


Fiscal quarter ended                         November 30,      December 1,
                                                 1995              1994
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
Primary

Weighted average shares outstanding               91,341           83,924
Net effect of dilutive stock
  options and warrants                             1,225                9
                                                --------         --------
Total                                             92,566           83,933
                                                ========         ========

Net income                                      $ 16,615         $ 11,606
                                                ========         ========

Per share amount                                $   0.18         $   0.14
                                                ========         ========



Fully Diluted

Weighted average shares outstanding               91,341           83,924
Net effect of dilutive stock
  options and warrants                             1,224                9
                                                --------         --------
Total                                             92,565           83,933
                                                ========         ========

Net income                                      $ 16,615         $ 11,606
                                                ========         ========

Per share amount                                $   0.18         $   0.14
                                                ========         ========



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